EXHIBIT 99.1


                                Filed by: FNB Financial Corporation
                                Pursuant to Rule 425 under the Securities Act
                                of 1933 and deemed filed pursuant to Rule
                                14a-12 under the Securities Exchange Act of 1934 Subject Company: FNB Financial Corporation (Commission File No. 33-66014 )


On September 22, 2005, FNB Financial Corporation and Tower Bancorp, Inc. issued this joint press release, which does not constitute an offer of any securities for sale:


FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:
Tower Bancorp, Inc                          FNB Financial Corporation
-------------------                         -------------------------
Jeff B. Shank                               John C. Duffey
President and CEO                           President and CEO
40 Center Square                            101 Lincoln Way West
Greencastle, PA 17225                       McConnellsburg, PA 17233
866-597-2137                                717-485-3123


                TOWER BANCORP, INC. AND FNB FINANCIAL CORPORATION
ANNOUNCE A STRATEGIC MERGER TO CREATE A $ 528 MILLION SOUTH CENTRAL PENNSYLVANIA
                                 COMMUNITY BANK

            Greencastle and McConnellsburg, Pennsylvania - (September 22, 2005) Tower Bancorp Inc. (OTC BB: TOBC-OB) ("Tower") parent company of The First National Bank of Greencastle and FNB Financial Corporation (OTC BB: FNBBD-OB) ("FNB") parent company of The First National Bank of McConnellsburg have signed a definitive agreement to combine their companies. The merger will create a banking institution with approximately $528 million in assets, $400 million in deposits and a network of 14 branches throughout the region. In addition, the combined bank will offer an extensive array of products encompassing retail and commercial banking, mortgage and consumer lending, and insurance, investment and wealth management services.

            Kermit G. Hicks, Chairman of the Board of Tower commented, "This is a classic strategic merger. We are excited about bringing together two of South Central Pennsylvania's most successful community banks. Their local communities, customers and employees, know both The First National Bank of Greencastle and The First National Bank of McConnellsburg for their customer driven service and commitment."

            Jeff B. Shank, President and CEO of Tower said, "This merger combines two outstanding banks with complementary franchises and business models that share decades of long-standing commitment to community banking. We are

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delighted to add John Duffey to our senior management team and three dedicated
FNB directors to Tower's Board of Directors."

            Harvey J. Culler, Chairman of the Board of FNB stated, "Together, Tower and FNB serve one of the fastest growing and dynamic markets for community-focused banking in the South Central Pennsylvania/Maryland region. FNB holds the No. 1 deposit market share position in Fulton County, McConnellsburg and Hancock, Maryland. Combined with Tower's No. 3 deposit market share position in Franklin County we look forward to continued growth."

            John C. Duffey, President and CEO of FNB says, "I am very excited about prospects for the combined company to grow earnings and market share by leveraging our bank's strengths and increased legal lending limits. Together we will bring forward the best practices of both banks to deliver customer focused, full service, community-oriented bank services. We are creating a platform for continued growth, and we expect to actively expand our branch network through additional acquisitions and construction of new branches."

     Under the terms of the definitive agreement, shareholders of FNB will have the right to elect to receive 0.8663 shares of Tower common stock, or $39.00 per share for each share of FNB common stock. Each shareholder of FNB will have the right to receive shares of Tower common stock for a portion of their shares and cash for the remaining portion of their shares. Shareholder elections will be subject to allocation procedures, which are intended to ensure that at a minimum 85% of the FNB common stock will be converted into shares of Tower common stock and up to 15% of the FNB common stock will be paid in cash. The transaction is intended to qualify as a re-organization for federal income tax purposes. The total value of the merger is valued at $31.2 million. The transaction is subject to shareholder approvals by both company shareholders and customary regulatory approvals. The Boards of Directors of Tower and FNB have unanimously approved the definitive agreement.

     Tower Bancorp Incorporated is the holding company for The First National Bank of Greencastle, a national bank with assets of approximately $347 million. The Bank was founded in 1864 and conducts its banking business from its headquarters in Greencastle, Pennsylvania, with additional branch locations in Shady Grove, Quincy, Laurich Estates, Waynesboro, Chambersburg (2), Mercersburg and Hagerstown, Maryland. Additional information is available about First National Bank of Greencastle at: www.fnbgc.com.

     FNB Financial Corporation is the holding company of The First National Bank of McConnellsburg with assets of approximately $181 million. The Bank was founded in 1906 and conducts its banking business from its headquarters in McConnellsburg, Pennsylvania with a second office in McConnellsburg, and additional branch locations in, Needmore, Fort Loudon (Franklin County) and Hancock, Maryland. Additional information is available about First National Bank of McConnellsburg at: www.fnbmcconnells.com.


                                    * * * * *

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This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Tower upon consummation of the acquisition of FNB. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) estimated cost savings from the acquisition cannot be fully realized within the expected time frame; (2) revenues following the acquisition are lower than expected; (3) competitive pressure among depository institutions increases significantly; (4) costs or difficulties related to the integration of the businesses of Tower and FNB are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the markets in which Tower will be doing business, are less favorable than expected; or (7) legislation or changes in regulatory requirements adversely affect the businesses in which Tower would be engaged.

     Tower and FNB will be filing relevant documents concerning the merger with the Securities and Exchange Commission, including a registration statement on Form S-4 containing a prospectus/proxy statement. WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain these documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Tower will be available free of charge from the Secretary of Tower, 40 Center Square, Greencastle, Pennsylvania 17225, and documents filed with the SEC by FNB will be available free of charge from the Secretary of FNB, 101 Lincoln Way West, McConnellsburg, Pennsylvania 17233.